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                                    Kleinert's, Inc.

                DEFERRED COMPENSATION AND SALARY CONTINUATION AGREEMENT


     DEFERRED COMPENSATION AND SALARY CONTINUATION AGREEMENT made the 15th day of August, 1995, between KLEINERT'S, INC., a Pennsylvania corporation (hereinafter referred to as "Company") and Jack Brier (hereinafter referred to as "Employee").


                                   BACKGROUND
                                   ----------

     Employee is a valued employee of the Company. As an additional inducement to Employee to continue to render services and to refrain from engaging in conduct harmful to the Company and to reward past services, the Company agrees to provide deferred compensation benefits to Employee or salary continuation benefits to Employee's beneficiary under the terms and subject to the conditions hereinafter set forth. This Agreement replaces and terminates the Kleinert's, Inc. Deferred Compensation and Salary Continuation Agreement dated November 30, 1991.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Conditions to Deferred Compensation Payments. Employee shall receive deferred compensation payments in an amount of $11,666.66 per month, commencing in accordance with paragraph 2 and payable in accordance with paragraph 3. Employee shall vest ratably in this benefit effective 7/1/94 through 6/30/98. If employee dies prior to 6/30/98, employee will become 100% vested in this benefit. Notwithstanding the foregoing, any right of Employee or any beneficiary of Employee to payment under this Agreement shall terminate immediately upon a finding by the Company's Board of Directors, after full consideration of the facts presented on behalf of both the Company and the Employee, that the Employee has engaged in any sort of disloyalty of the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of employment or has disclosed trade secrets of the Company.

     2. Commencement of Deferred Compensation. Deferred compensation payments under this Agreement shall commence with the month following the month in which Employee attains age 73.

     3. Payment Amount and Term. Deferred compensation payments shall be due on the fifteenth day of each month and shall continue through 84 months. If Employee dies after payments commence, but before 84 monthly payments are made, the balance of the payments shall be made in accordance with paragraph 5 to Employee's beneficiary designated on Schedule A hereto if such person is then living, or, if not, to Employee's estate.

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     4. Salary Continuation Payments. If Employee dies before payment of benefits commences under paragraph 2, a lump sum $1M survivor benefit will be made payable in accordance with attached split dollar life insurance agreement, in lieu of the deferred compensation benefit, and any remaining benefit payment shall be due on the fifteenth day of each month commencing with the month following the month in which Employee dies and shall continue for 84 months.

     5. Beneficiary. Employee shall have the right to designate in writing on Schedule A attached hereto a beneficiary or contingent beneficiary to receive benefits payable after Employee's death under this Agreement. Employee shall have the right to change his beneficiary designation at any time by amending Schedule A hereto or by an instrument in writing signed by Employee and delivered to the Company. If Employee does not designate a beneficiary, or the beneficiary and all contingent beneficiaries die before payments commence, Employee's beneficiary shall be Employee's estate. If Employee's beneficiary (or last contingent beneficiary) dies before all payments are made, the balance of the payments shall be made to the last beneficiary's estate. The Company, in its discretion, may accelerate all payments due to an estate using a present value interest factor equal to the prime rate of interest plus two percent on the date of acceleration at CoreStates Bank N.A.

     6. General Obligation. The rights and benefits of Employee and any beneficiary hereunder shall be solely those of an unsecured creditor of the Company. No assets acquired or held by the Company shall be deemed to be held by the Company in trust for them hereunder or to be security for the performance of any obligation of the Company hereunder.

     7. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     8. Assignment. Except for the right to designate a beneficiary, Employee may not assign, transfer, pledge or encumber Employee's rights under this Agreement. The right of any beneficiary of Employee to the payment of deferred compensation or salary continuation benefits under this Agreement may not be assigned, transferred, pledged or encumbered.

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     9. Facility of Payment. If the Company finds that any person to whom any payment is payable under this Agreement is unable to care for this affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, or a parent or a brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment shall be a complete discharge of the liabilities of the Company under this Agreement.

     10. Employment Agreement. Nothing contained herein shall be construed as conferring upon Employee the right to continue in Company's employ.

     11. Other Benefits. Any amount payable under this Agreement shall not be deemed salary or other compensation for the purpose of computing benefits to which Employee may be entitled under any plan, program or arrangement of the Company for the benefit of its employees.

     12. Binding Agreement. This Agreement shall be binding upon the Company and its successors and assigns and shall be binding upon and insure to the benefit of Employee and his beneficiary.

     13. Amendment of Agreement. This Agreement may be amended in whole or in part by a written agreement between the Company and Employee.

     14. Paragraph Headings. The paragraph headings used in this Agreement are for convenience of reference only and shall not be construed to be a part of this Agreement.

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed, sealed and attested on its behalf by its duly authorized officers, and Employee has hereunto set his hand and seal as of the day and year first above written.


             ATTEST:                            KLEINERT'S, INC.


             By:/s/Denise L. Hale              By:/s/Joseph J. Connors
                -------------------               ------------------------
                Assistant Secretary               Executive Vice President

                    (Corporate Seal)


             WITNESS:                           EMPLOYEE


             By:/s/ Roseann Moore               By: /s/ Jack Brier
                -----------------                   --------------

August 17,1995



Mr. Joseph J. Connors
Executive Vice President
Kleinert's, Inc.
120 West Germantown Pike
1) Suite 100
Plymouth Meeting, Pa.  19462

Dear Joe:

     As a participant in the Kleinert's, Inc. Supplemental Income Plan (S.I.P.) established pursuant to Agreement entitled "Deferred Compensation and Salary Continuation Agreement", dated August 15, 1995, I hereby designate the following as the beneficiary and contingent beneficiary to receive benefits payable following my death under the Agreement:

     A. If my wife, IRENE, survives me (or if we die under such circumstances that the order of our deaths cannot be established) --

        1) The primary beneficiary shall be my wife, IRENE.

        2) The contingent beneficiary shall be my wife's estate.

     B. If my wife fails to survive me, the primary and contingent beneficiary shall be my estate.

     This letter shall be deemed to constitute Schedule A to be attached to the Agreement.

     This letter shall hereby revoke my prior Beneficiary Designation dated April 1, 1992. I reserve the right to alter or amend this Beneficiary Designation from time to time.

     Would you please acknowledge receipt on the enclosed copy of this letter and return the same to me.


Sincerely,

/s/ Jack Brier
--------------
Jack Brier
Receipt Acknowledged:

/s/ Joseph J. Connors
---------------------
Joseph J. Connors, Executive V.P.
Dated: August 31, 1995